Exhibit 99.1
Elkin, NC 28621
August 18, 2008
Press Release
For Immediate Release
Yadkin Valley Financial Corporation Will Present at the 13th Annual Community Bank Conference hosted by Howe Barnes Hoefer & Arnett, Inc.
Yadkin Valley Financial Corporation (Nasdaq: YAVY — news), the holding company for Yadkin Valley Bank and Trust Company, will be presenting information to investors at the 13th Annual Community Bank Conference in Chicago, hosted by Howe Barnes Hoefer & Arnett, Inc on August 19-20, 2008. Yadkin Valley President and CEO William A. Long and CFO Edwin E. Laws are scheduled to make a slide presentation on August 20th at 9:30 a.m. EDT. The broadcast will be open to media, investors and other interested parties and can be accessed by logging on to http://www.howebarnes.com on August 20th prior to the presentation. The audience will be directed to the presentation and will need either Real Player or Media Player to listen to the live broadcast. For those unable to listen to the live broadcast, a replay will be available from August 21st through August 29th.
The Company’s slide presentation will also be available on its website (www.yadkinvalleybank.com). At the home page select “access investor relations,” select “access investor relations” again, click “OK” when prompted by the pop-up box about leaving the website, and then click “presentations.”
About Yadkin Valley Financial Corporation
Yadkin Valley Financial Corporation is the holding company for Yadkin Valley Bank and Trust Company, a full service community bank providing services in 30 branches throughout its four regions in North Carolina. The Yadkin Valley Bank region serves Ashe, Forsyth, Surry, Wilkes, and Yadkin Counties, and operates a loan production office in Wilmington, NC. The Piedmont Bank region serves Iredell and Mecklenburg Counties. The High Country Bank region serves Avery and Watauga Counties. The Cardinal State Bank region serves Durham, Orange, and Granville Counties. The Bank provides mortgage lending services through its subsidiary, Sidus Financial, LLC, headquartered in Greenville, North Carolina. Securities brokerage services are provided by Main Street Investment Services, Inc., a Bank subsidiary with four offices located in the branch network.

This news release contains forward-looking statements. Such statements are subject to certain factors that may cause the Company’s results to vary from those expected. These factors include changing economic and financial market conditions, competition, ability to execute our business plan, items already mentioned in this press release, and other factors described in our filings with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s judgment only as of the date hereof. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect events and circumstances that arise after the date hereof. The Company is subject to the risks and uncertainties described in its filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2007 and Quarterly Reports on Form 10Q for 2008. You should read those factors as being applicable to all related forward-looking statements wherever they appear in this press release. We do not assume any obligation to update any forward-looking statements.
For additional information contact:
William A. Long
President and CEO
Edwin E. Laws
CFO
(336) 526-6312